Exhibit 99.1

FOR IMMEDIATE RELEASE

OLD POINT FINANCIAL CORPORATION QUARTERLY

DIVIDEND PAYMENT ANNOUNCED

November 19, 2007

Hampton, VA: Old Point Financial Corporation (Nasdaq “OPOF”) has declared a quarterly dividend of $0.16 per share of common capital stock. This represents an 11.1% increase over the fourth quarter dividend in 2006. The dividend will be paid on December 28, 2007, to shareholders of record as of November 30, 2007.

Old Point Financial Corporation, (Nasdaq Small Cap: “OPOF”,) with $828 million in assets, is the parent company of The Old Point National Bank and Old Point Trust & Financial Services, N.A. The Old Point National Bank is an independent, locally managed community bank serving Hampton Roads with 19 full-service offices. Old Point Trust & Financial Services, N.A. is a Hampton Roads wealth management services provider.

For more information contact : Lani Chisman Davis, Marketing Director, 757/ 728-1286